Free Writing Prospectus

Filed pursuant to Rule 433

Dated April 27, 2020

Relating to

Preliminary Prospectus Supplement dated April 27, 2020 to

Prospectus dated November 20, 2017

Registration Statement No. 333-221668

Final Term Sheet

$500,000,000 1.800% Notes due 2027

Issuer:	Emerson Electric Co.

Principal Amount:	$500,000,000

Title of Securities:	1.800% Notes due 2027

Trade Date:	April 27, 2020

Settlement Date:	April 29, 2020 (T+2)

Maturity Date:	October 15, 2027

Benchmark Treasury:	UST 0.625% due March 31, 2027

Benchmark Treasury Price / Yield:	100-13+ / 0.563%

Spread to Benchmark Treasury:	125 basis points

Interest Rate:	1.800% per annum

Yield to Maturity:	1.813%

Public Offering Price:	99.910%

Gross Proceeds to Issuer:	$ 499,550,000.00

Interest Payment Dates:	Interest on the notes will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2020

Redemption Provision:

Make-Whole Call:	Treasury Rate plus 20 basis points prior to August 15, 2027

Par Call:	On or after August 15, 2027

CUSIP:	291011BL7

ISIN:	US291011BL71

Joint Book-Running Managers:	J.P. Morgan Securities LLC Citigroup Global Markets Inc. BofA Securities, Inc.

Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Wells Fargo Securities, LLC

$500,000,000 1.950% Notes due 2030

Issuer:	Emerson Electric Co.

Principal Amount:	$500,000,000

Title of Securities:	1.950% Notes due 2030

Trade Date:	April 27, 2020

Settlement Date:	April 29, 2020 (T+2)

Maturity Date:	October 15, 2030

Benchmark Treasury:	UST 1.500% due February 15, 2030

Benchmark Treasury Price / Yield:	107-31 / 0.659%

Spread to Benchmark Treasury:	135 basis points

Interest Rate:	1.950% per annum

Yield to Maturity:	2.009%

Public Offering Price:	99.446%

Gross Proceeds to Issuer:	$ 497,230,000.00

Interest Payment Dates:	Interest on the notes will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2020

Redemption Provision:

Make-Whole Call:	Treasury Rate plus 20 basis points prior to July 15, 2030

Par Call:	On or after July 15, 2030

CUSIP:	291011BN3

ISIN:	US291011BN38

Joint Book-Running Managers:	J.P. Morgan Securities LLC Citigroup Global Markets Inc. BofA Securities, Inc.

Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Wells Fargo Securities, LLC

$500,000,000 2.750% Notes due 2050

Issuer:	Emerson Electric Co.

Principal Amount:	$500,000,000

Title of Securities:	2.750% Notes due 2050

Trade Date:	April 27, 2020

Settlement Date:	April 29, 2020 (T+2)

Maturity Date:	October 15, 2050

Benchmark Treasury:	UST 2.375% due November 15, 2049

Benchmark Treasury Price / Yield:	127-17+ / 1.256%

Spread to Benchmark Treasury:	150 basis points

Interest Rate:	2.750% per annum

Yield to Maturity:	2.756%

Public Offering Price:	99.878%

Gross Proceeds to Issuer:	$ 499,390,000.00

Interest Payment Dates:	Interest on the notes will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2020

Redemption Provision:

Make-Whole Call:	Treasury Rate plus 25 basis points prior to April 15, 2050

Par Call:	On or after April 15, 2050

CUSIP:	291011BM5

ISIN:	US291011BM54

Joint Book-Running Managers:	J.P. Morgan Securities LLC Citigroup Global Markets Inc. BofA Securities, Inc.

Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P.

Morgan Securities LLC collect at 1-212-834-4533, Citigroup Global Markets Inc. toll free at 1-800-831-9146 or BofA Securities, Inc. toll free at 1-800-294-1322.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.